Exhibit 99.1

Safe Harbor Financial Announces Completion of Abaca Acquisition

➢	Safe Harbor adds more than 300 unique accounts to its platform

➢	Increases operations to more than 40 states and U.S. territories

➢	Expands lending and technology capabilities and adds three additional financial institution relationships

➢	Deepens talent pool with experienced professionals, and further positions Safe Harbor as the leading financial technology platform facilitating cannabis financial services

ARVADA, Colo., Nov. 16, 2022 — SHF Holdings, Inc., d/b/a/ Safe Harbor Financial (“Safe Harbor” or the “Company”) (NASDAQ: SHFS), a leader in facilitating financial services to the regulated cannabis industry, announced today the closing of the acquisition of Rockview Digital Solutions, Inc, d/b/a Abaca (“Abaca”), an industry leading financial technology platform focused on serving the cannabis industry.

The acquisition increases Safe Harbor’s customer base to include more than 1,000 unique depository accounts across 40 states and U.S. territories; adds Abaca’s fintech platform to Safe Harbor’s existing technology; increases Safe Harbor’s financial institution client relationships and access to balance sheet capacity to five unique financial institutions strategically located across the United States; increases Safe Harbor’s projected monthly revenue by approximately 40%; increases Safe Harbor’s lending capacity; and nearly doubles Safe Harbor’s team, adding to the existing talent pool of the cannabis industry’s foremost financial services and financial technology experts.

Abaca’s technology was launched in 2017 and built by banking, software, and compliance experts, becoming an industry-leading cannabis financial technology platform. Abaca has facilitated more than $3.4 billion in gross transactions and has revolutionized access to compliant cutting-edge financial service solutions to the cannabis industry. Abaca’s digital platform enables small, medium, and enterprise cannabis businesses to manage and consolidate financial operations nationwide, including commercial checking, ACH, wire payments, cash logistics, treasury management, and payroll.

“Safe Harbor and Abaca share a common vision, both working to reduce the barriers to entry into banking and other financial services for cannabis operators, and we’re excited to continue pursuing that mission together,” said Dan Roda, co-founder and CEO of Abaca. “As part of Safe Harbor, we’ll be able to supercharge the Company’s growth and accelerate our ability to develop and launch new financial products for our current and future cannabis business clients.”

“The acquisition of Abaca is a critical first step in Safe Harbor’s ongoing strategy to identify companies that can expand our market share and deposit base for our financial institution clients, increase lending capacity, and complement our existing technology platform to be first in class in cannabis financial technology,” said Sundie Seefried, Founder and Chief Executive Officer of Safe Harbor. “Abaca’s comprehensive banking and financial technology platform provides cannabis businesses with a full suite of financial services including compliant bank accounts, treasury management, and payment capabilities, enabling us to continue on our path of becoming a one-stop-shop for cannabis banking solutions.”

The consideration for the transaction provides the Abaca shareholders with $30 million of cash and stock. The stock consideration consists of 2,100,000 shares at closing and $12.6 million in shares at the 1-year anniversary of the closing based on a 10-day VWAP. The cash consideration consists of $3 million at closing and $3 million at each of the first and second anniversaries of the closing.

Legal Advisors

Zack Kobrin, Rick Fucci, and Danny Silva of Akerman LLP acted as legal advisors to Safe Harbor. Gill Ragon Owen, P.A. acted as legal advisor to Abaca.

About Safe Harbor

Safe Harbor is among the first service providers to offer compliance, monitoring and validation services to financial institutions while providing traditional banking services to cannabis, hemp, CBD, and ancillary operators, making communities safer, driving growth in local economies, and fostering long-term partnerships. Safe Harbor, through its financial institution clients, implements high standards of accountability, transparency, monitoring, reporting and risk mitigation measures while meeting Bank Secrecy Act obligations in line with FinCEN guidance on cannabis-related businesses. Over the past seven years, Safe Harbor (including its predecessor and the acquisition of Abaca) has facilitated more than $18 billion in deposit transactions for customers with operations spanning more than 40 states and US territories with regulated cannabis markets. For more information, visit www.shfinancial.org.

About Abaca

Founded in 2017, Abaca works in partnership with FDIC-insured banks to provide commercial banking, payments, and treasury management to state-legal cannabis businesses ranging from single-location dispensaries to multi-state and national operators. Abaca provides cannabis businesses with compliant bank accounts, cash management, electronic payment processing, and other financial services through its secure, online platform, and has processed more than $3.4 billion in compliant cannabis commerce. Abaca and its partner financial institutions serve licensed plant-touching cannabis businesses in all legal U.S. markets. Learn more at www.GoAbaca.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements’’ within the meaning of federal securities laws, which statements may be identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “outlook,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the risk factors disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, the Company’s definitive merger proxy statement filed with the SEC on June 10, 2022, and the Company’s Current Report on Form 8-K filed with the SEC on September 19, 2022, as may be supplemented or amended by the Company’s other SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Safe Harbor Investor Relations Contacts:

KCSA Strategic Communications

Phil Carlson / Erika Kay

safeharbor@kcsa.com

Safe Harbor Public Relations Contacts:

KCSA Strategic Communications

Joshua Greenwald / Danielle Dodson

safeharbor@kcsa.com